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Exhibit 5.1

April 8, 2013

Board of Directors
ADMA Biologics, Inc.
65 Commerce Way
Hackensack, NJ 07601

Ladies and Gentlemen:

We have acted as counsel to ADMA Biologics, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the proposed sale by the Company of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”).  The Company filed a registration statement on Form S-1 (File No. 333-186579) with the Securities and Exchange Commission on February 11, 2013 (as amended, the “Registration Statement”), for the purpose of registering the issuance and sale of the Shares.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s amended and restated certificate of incorporation, as amended, (ii) the Company’s by-laws, (iii) the Registration Statement, including the preliminary prospectus (the “Prospectus”) contained therein, (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that, when issued in accordance with the terms set forth in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Company’s Board of Directors, or a committee thereof, the shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

ADMA Biologics, Inc. April 8, 2013 Page

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP
DENTONS US LLP